Exhibit 99.1

SPI Announces US$50 Million Share Repurchase Program

SHANGHAI, June 5, 2015 — Solar Power, Inc. (“SPI”) (OTCBB:SOPW), a vertically-integrated photovoltaic (“PV”) project developer, today announced that its Board of Directors has approved a program to repurchase up to US$50 million of SPI’s common stocks over the next six-month period, ending on December 7, 2015.

SPI expects to purchase its common stock on the open market, in negotiated transactions or otherwise in compliance with all of the conditions of Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The timing of the common stocks repurchased will be at the discretion of management and will depend on a number of factors, including price, market conditions and regulatory requirements. SPI retains the right to limit, terminate or extend the share repurchase program at any time without prior notice.

Xiaofeng Peng, Chairman of SPI stated, “The implementation of our share repurchase program reflects the confidence that our Board and management have in SPI’s growth prospects and our commitment to enhance value for our shareholders while retaining adequate flexibility for future growth.”

About Solar Power, Inc. (OTCBB: SOPW)

Solar Power, Inc. (“SPI” or the “Company”) is a global leader in enabling photovoltaic (“PV”) solutions for business, residential, government and utility customers and investors. SPI focuses on the downstream PV market including the development, financing, installation, operation and sale of utility-scale and residential solar power projects in China, Japan, Europe and North America. The Company also operates an innovative online energy e-commerce and investment platform, www.solarbao.com, which enables individual and institutional investors to purchase innovative PV-based investment and other products; as well as www.solartao.com, a B2B e-commerce platform offering a range of PV products. The Company has its operating headquarters in Shanghai and global operations in Asia, Europe, North America and Australia.

For additional information visit: www.spisolar.com, www.solarbao.com, www.solarbao.com.hk or www.solartao.com.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of SPI, its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “expects” or similar expressions. These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. Among other things, the quotations from management in this press release contain forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties, including uncertainties regarding whether the transactions contemplated will be successfully completed. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contact:

Amy Liu, Solar Power, Inc. (800) 548-8767